Exhibit 99.26

Alliance Capital

Moderator: Valerie Haertel

October 26, 2005

5:30 p.m. ET

OPERATOR:  Thank you for standing by.  And welcome to the Alliance Capital third quarter 2005 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session, and I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to host for this call, the Director of Investor Relations for Alliance Capital, Ms. Valerie Haertel, please go ahead.

VALERIE HAERTEL, DIRECTOR OF INVESTOR RELATIONS, ALLIANCE CAPITAL:  Thank you, Jeanie Good afternoon everyone and welcome to the third quarter earnings review for Alliance Capital.  As a reminder, this conference call is being Web cast, and is being supported by a slide presentation that can be found on our Web site at alliancecapital.com.

Presenting our quarter results today are Jerry Lieberman, President and Chief Operating Officer, and Lew Sanders, Chairman and Chief Executive Officer.  Bob Joseph our CFO will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our slide presentation, and in the risk factors section of our 2005 Form 10-K.  In light of SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.

At this time, I would like to turn the call over Jerry Lieberman.

JERRY LIEBERMAN, PRESIDENT, CHIEF OPERATING OFFICER:  Thank you, Valerie.  And good late afternoon to everyone on the call.

In short, we’re very pleased with both our third quarter financial results, and our underlying business.  For a start, Alliance Capital Management Holding reported diluted net income, and declared a quarterly cash distribution of 74 cents per unit.  Both represent an increase of 42 percent from 52 cents in the same period, and an increase of nine percent from last quarter’s 68 cents per unit.  On this call, in addition to discussing our financial results, I’ll cover a brief overview of the capital markets, discuss our investment performance, review our asset flows, and provide business channel and investment services highlights.  Then, I’ll cover our fourth quarter outlook before we turn the call over to Lew who will share his views of our plans for 2006 and beyond.  Finally, we’ll open up the call for questions.

Before I begin my detailed discussion I’d like to outline what we believe are our most significant highlights in the quarter, as you can see on display three.  First, this was a quarter with strong global equity capital appreciation.  Second, our investment performance was excellent and extremely competitive.  Third, we experienced an acceleration in our organic growth with improving Retail net flows, significant fundings of institutional mandates, and continued strong net flows in Private Client.  Fourth, our market share and revenues increased in institutional research services.  And lastly, our third quarter reflected improving financial results.

In July, we provided earnings guidance for this quarter in the range of 60 to 70 cents per unit.  So the earnings results beat the upper end of our guidance by four cents, and the analyst consensus by seven cents.  Earnings exceeded our expectations for the quarter, as we benefited from strong investment performance, and above-trend gains on investments related to our deferred compensation plans.

As far as absolute market returns were concerned, equities in the U.S. and abroad were higher in the quarter, despite record breaking oil prices, devastating hurricanes in the Gulf, and rising interest rates.  Support for the markets came from strong than expected corporate profits, and renewed optimism about the health of the global economy.

While U.S. markets continued to rise in the third quarter, the real news was non U.S. equity market performance.  Turning to display four, you can see that returns from foreign markets picked up dramatically and were spectacular as measured by the global indices.  The MSCI emerging markets index was up 18 percent for the quarter, and 47 percent for the 12 month ended September.  The MSCI EAFE index increased over 10 percent for the quarter and nearly

26 percent for the 12 months.  And the MSCI world index rose seven percent for the quarter, and nearly 19 percent for the 12 month period.

As you can see on display five, U.S. performance for the quarter was strong with the Russell 1000 Growth index up four percent, the Russell 1000 annual index up 3.9 percent, and the S&P 500 up 3.6 percent.  Twelve month returns ending September 30, were in the double digits with Value outperforming Growth by over 500 basis points.  Although bond returns for the quarter were negative as measured by the Lehman aggregate bond index, they gained 2.8 percent for the 12 month period.

So how did we perform for our clients?  Well turning to display six, and referencing the performance data on displays 28 through 37, I think you’ll see why we characterize our investment results as excellent.  Both our Growth and Value equity services, strongly outperformed their respective benchmarks for the quarter, and also have outstanding longer term track records.  In Growth equities, our large cap Growth and Global Research Growth were standouts in their style, while our Global and International Value services continued to deliver significant premiums.  Our investment performance continues to be excellent in nearly all of our non U.S. equity services.  And our style blend services, services have been doing extraordinarily well, especially in non-U.S. markets, continue to enjoy terrific performance as shown on displays 36 and 37.

Across the board, that is across all style blend services, and all time periods, since their inception, nearly all our Style Blend services outperformed their benchmarks.  The performance premiums on these service result from research driven selections of our Growth and Value teams, supplemented by our disciplined approach to rebalancing.

Finally, our Fixed Income returns were generally competitive in difficult market conditions with our Strategic Core Plus, Core Plus, and Global investment services outperforming their respective benchmarks for the quarter.

Now that we have discussed performance in both absolute and relative terms, let’s see what’s happening to our AUM flows.  This quarter, we experienced continuing improvement in our organic growth rate including a few significantly large fundings in both our Institutional and Retail channels.  For the quarter, and the year, as shown on display seven and eight, you can see that we have recorded positive flows in all actively managed services, Value, Growth, and Fixed Income.  Overall, net flows were $11.6 billion for the quarter, and more than $25 billion for the 12 months ended September 30.  The acceleration of our organic growth for the quarter was largely driven by the strength of our Global and International services.

Value equity services had strong net flows of 7.6 billion in the quarter, and exceeded $20 billion for the 12 month period ended September 30.  And, most encouraging were the nearly three billion in Growth equity net flows from the third quarter, which represented our best quarter in net inflows for our Growth equity services in more than four years.

Additionally, Fixed Income services grew, albeit at a more moderate rate.   We recorded net AUM flows of nearly $1.3 billion for the three months and $4.6 billion for the 12 months ended September.

On display eight, you can see that in the last 12 months, we have brought in just under $83 billion in gross new account sales; that’s 27 percent higher than the corresponding 12 month period.  The net inflows of $25 billion is $22 billion better than 12 month ended September 30 — that’s September ‘04, while the market appreciation was nearly $70 billion, adding 14 percent to AUM.

Let’s now turn to display nine, and I’ll start my discussion of our distribution channel highlights.  At September 30, 2005, our Institutional Investment Management channel assets, accounted for nearly 62 percent of our overall AUM or $342 billion, which was up eight percent for the quarter, and 23 percent for the 12 months.  As we expected, our net flows for the quarter increased, with net flows for three months, and 12 months ended at September, at seven billion and $19 billion respectively.  We recorded strong flows in our Global research Growth, Global and International Value, Style Blend and Fixed Income services.  Style Blend services, both U.S. and non U.S. accounted for 25 percent of new mandates this quarter.

With the significant increase in fundings this quarter, our unfunded pipeline of new business, which we discussed last quarter, is now down from its summer peak; however, it remains high as compared to historical standards.  As such, we should continue to see strong fundings through the fourth quarter.  We also expect to continue to win a healthy share of new mandates.

Turning to display 10, our Retail channel ending AUM was up 6.3 percent for the quarter, to $140 billion and 13 percent for the 12 months, excluding Cash Management Services assets.  It was a stronger quarter for Retail.  And in fact, it was the best quarter for net inflows since 2001.  With respect to Retail net inflows, we launched a fund in Japan in the third quarter for one of the largest financial institutions in that country which raised $1.3 billion in AUM in six weeks, and increased the awareness of the AllianceBernstein brand in that market.

Additionally, we continued to record quite strong net flows into our Luxembourg based funds.  Not only are we starting to feel more confident that our Retail business has begin to stabilize, but we also believe that we are positioning globally to continue to grow our Retail assets with the introduction of new services geared to the long-term interest of Retail investors.

Continuing the development of our Wealth Strategy suite of investment services, we launched the AllianceBernstein Retirement Strategies on September one.  Retirement Strategies is a series of target-date or lifecycle funds for IRA and 401 (k) participants.  This launch follows the launches of both wealth strategies in 2003 for our U.S. clients, and Global Wealth Strategies for our non-U.S. clients in 2004.  Our research shows that the target-date funds being marketed in the U.S. today are weighted too heavily towards bonds and cash, and that their equity exposure at retirement is far too conservative.  We believe our service construction will better serve our clients, presenting us with an opportunity to capture assets in the retirement space as our effort to restore our Retail channel in the U.S. continues.

Display 11 shows our Private Client channel highlights.  Here, you can see that our high net worth business has $73 billion in assets, with $2 billion in net inflows for the quarter.  For the 12 months, this channel’s assets are up 23 percent or $14 billion, due to both market appreciation and double-digit organic growth.

As we’ve noted over the past few quarters, we are continuing to invest in our Private Client business, by both opening new offices, and adding staff to support our expansion.  This quarter, we increased the number of financial advisors by seven percent, to 255 and by 32 percent since year end 2004.  We plan to open new offices in Atlanta and Denver in the fourth quarter, and expect San Diego to open in January of 2006.

Highlights for Institutional Research Services are shown on display 12.  Revenues were higher both in the U.S., and non-U.S. markets, totaling $87 million for the quarter, an increase of nearly 17 percent from a year ago, and 14 percent better than the second quarter.  Our strong results were given by higher market volumes, and an increase in market share in the U.S., which were partially offset by continued industry-wide pricing pressures.

In non-U.S. markets, we continued to have double-digit organic growth.  Broadening our trading platforms in the U.S., and expanding our research team in Europe are proving to be successful strategies.  Also, in September, we opened our first regional U.S. based sales office in Los Angeles.

On the sell-side research front, we have 37 publishing analysts, and this quarter, we increased our coverage to 350 companies from 340.  Also, although officially a fourth quarter event, several weeks ago we received significant recognition in the 2005 Institutional Investor All American poll.  Bernstein had its best-ever results, rising to number eight in the league table, and number seven in the weighted results.  This is yet another tangible example of our commitment to excellence in research.  We’re very proud of the talent that we have at the firm, producing high quality, innovative research that serves our clients needs, and generates revenues for the firm.

Overall, as you can see, we’re extremely pleased with our accomplishments this quarter, and the progress we’ve made in each of our four distribution channels.

Before I start my review of our financial results, I’d like to call your attention to the continuing mix shift in our AUM, not only from a U.S./non-U.S. perspective, but also importantly, from an Equity/Fixed Income services mix perspective, as you can see on display 13.  As you know, last quarter, we sold our cash management assets, and while not a large piece of our total product array, these short term assets somewhat masked the growth and the profitability dynamics of our long-term, actively managed asset base.  Now that these assets are gone, a truer picture of our underlying business is evident.

We currently have 70 percent of our total AUM equities up from 66 percent at September 2004.  Since equities have higher fee realization rates than cash management, and our Global and International investment services have higher fees than our U.S. assets, we should benefit from a gradual increase in our profitability over time, while we continue to invest for long-term growth as Lew will discuss in his remarks later in the call.

Now let’s turn to display 14, which highlights our growth in our global franchise at the end of the third quarter.  Here, you can see that AUM for both Global and International services, as well as non-U.S. domiciled clients are growing faster to the AUM for U.S. assets, and U.S. clients.  For the 12 months ended September, AUM for clients domiciled outside the U.S. increased by 35 percent.  AUM of Global and International investment services increased by 50 percent.  There are many factors contributing to this trend; the four most important are, number one, our investment in human capital, especially research and portfolio management in support of our global services suite.  Number two, the creation of new global and non-U.S. investment services.  Number three, excellent investment performance.  And number four, our investment in non U.S. distribution and client servicing.  This display demonstrates that our continuing investments in seamless global research resulting in borderless portfolio construction, our ability to use that research better, and our investment in client services are paying off.  Non-U.S. AUM by client domicile accounts for $166 billion or 30 percent of total AUM, while Global and International AUM by service accounts for $239 billion or 43 percent of our total.

As seen on display 15, a primary contributor to our global asset growth is our Style Blend service, which have grown by 67 percent, from $44, to $74 billion in AUM in the past year, a trend that I have discussed extensively in previous analyst calls.

Now that I’ve provided some highlights on performance, asset flows, and key trends at our distribution channels, let’s turn to our firms financial results, starting on display 16.

Ending AUM increased 13.5 percent or $66 billion from the prior year to $555 billion.  Average AUM increased by 11.4 percent, to $537 billion, driven both by capital market appreciation and net asset inflows, primarily in our Institutional Investment Management and Private Client channels.

Excluding the $29 billion of ending cash management assets for the third quarter of 2004, average AUM would have increased by 18.6 percent, year-over-year.  Revenues for the quarter increased 11.7 percent, to $811 million, as compared to $726 million in the third quarter of 2004, with advisory and transaction fees up $51 million or 10.3 percent.  As detailed on display 17, base fees were up by 14.6 percent or $68 million, resulting from an increase in average AUM from both market appreciation and inflows, and the full impact of the new Private Client fee structure.  Transaction charges decreased 81 percent, also the result of the new Private Client fee schedules, as well as the increased use of ECNs, variances that we’ve discussed on previous analyst calls.

Moving to the lower half of the display, where we show fees by distribution channel, you can see a 22.7 percent increase in Institutional Investment Management fees.  This increase resulted from higher average AUM, which were only partially offset by lower transaction fees.  Private Client fees increased by 13.3 percent, a result of higher AUM, which was only partially offset by our new fee structure, as higher base fees, more than offset lower transaction charges.  Retail fees were only down $9 million despite the sale of our Cash Management Services assets, and the resulting loss of $24 million in related revenue.

On display 18, you could see that Distribution Revenues decreased over 12 percent to $95 million.  Display 19 details the net distribution activity, which is mainly for our Retail business, as lower distribution revenues and distribution plan payments were attributable, almost entirely to the sale of Cash Management Services assets.  Additionally, we continue to experience a significant decrease in the amortization of deferred sales commissions resulting from the lower level of B-share asset sales.

Including the amortization of deferred sales commissions, net distribution expenses have continued to decline.  As noted in previous quarterly reviews, we expect this trend to continue to favorably impact margins.

Turn to display 20, you can see the Institutional Research Services revenues increased an impressive of 16.5 percent from higher volume and market share, despite continued lower pricing, and end unfavorable industry trends for exchange-traded securities.  Growth in both the U.S. and the UK has contributed to our results.

On display 21, in the investment gains and losses line we recorded $22 million in unrealized gains, primarily on investments related to our deferred compensation plans.  This figure is well ahead of trend, which should average between four to $6 million per quarter.  But of course, it will be highly volatile, reflecting the variability on the underlying capital market returns.  And with a lag, the related deferred expenses will be reflected in higher compensation expense over the remaining investing period.  Additionally, the increase in the other net line, was primarily attributed to the gross proceeds and the sale of our local India funds, the net impact of which was less than a penny-and-a-half per unit, after netting out all related cost, taxes, and minority interest.

Now that I’ve covered revenues in detail, I’d like to talk about expenses, which begin on display 22.  As you can see, operating expenses increased 2.8 percent, to $580 million, as increases in employee compensation were partly offset by both lower Promotion and Servicing, and lower G&A expenses.

Turning to display 23, you will see the increase in Compensation Expense of 25.8 percent.  This was primarily due to a $42 million or 43.8 percent increase in Incentive Compensation from higher operating earnings, and higher net amortization of deferred compensation plans and a $15 million or 26.4 percent increase in commissions, across all of our business units.  Additionally, Base Compensation increased by $7 million or 8.2 percent.  This was primarily due to merit increases, and increased headcount, primarily in our Private Client and Institutional Research Services channels.

Turning to display 24, note that Promotion and Servicing costs declined significantly.  This was attributed to the sale of our cash management assets, and the lower deferred sales commission amortization discussed earlier.  You will also see that G&A expenses decreased 10.5 percent, to $96 million in the third quarter, primarily due to lower legal costs.

On displays 25, and 26, we present a recap of total revenues and expenses to come to a summarized income statement for Alliance Capital, and Alliance Holding.  On display 25, the Net Income for Alliance Capital of $212 million for the third quarter, was 38.8 percent better than the same period in 2004, after taking into account higher tax rates, due to increased earnings in our non U.S. corporate subsidiaries.  Additionally, you can see that our margins have improved to 28.5 percent from 22.2 percent last year, the result of several factors discussed, including our investment gains and the run off of B-share amortization.

Carrying the $212 million of Alliance Capital’s Net Income forward to display 26, we show Alliance Holding’s financial results, where you can see that Alliance Holding’s share of Net Income of Alliance Capital’s earnings were $61 million for the quarter, versus $42 million in the same quarter last year.  As I mentioned earlier, our Distributions per Unit for Alliance Holding will be 74 cents, a 42.3 percent increase from the 52 cent distribution in the same quarter last year.

In summary, this was a significant quarter for us on many fronts, including the fact that earnings were better than expectations.  I’d like to end my discussion by pointing out some significant trends that will continue to make important contributions to the growth of our business.  As evidenced by our results and the changing composition of our assets under management, the breadth of our Global and International investment services, is proving to be an important competitive advantage.  Globally, we continue to gather significant assets.  Few firms have yet to establish a truly global platform with the breadth and the depth of the services we offer.  Additionally, and perhaps more important, is our solid quarterly investment performance, across our equity services, resulting from our focus on research excellence and doing what is in the best interests of our clients, the ultimate driver of unitholder returns.  We continue to invest in and develop our research talent as well as refine, and develop what we believe is sophisticated and carefully designed suite of investment services, tailored to meet the investing needs of our diverse clients in our Retail, Institutional and High Net Worth channels.

Finally, before I turn the call over to Lew, I would like to address quarterly guidance with you.  As outlined in the press release we issued today, we’re updating the guidance, we provided to you last quarter.  We currently estimate that fourth quarter earnings at the holding company level will approximate $0.75 to $0.90 cents per unit including about 10 to 20 cents per unit in performance-related fees.  These estimates reflect market conditions through late October and the assumption that trend-like returns resume in equities (eight percent at an annual rate), and Fixed Income (five percent at an annual rate) for the balance of the quarter.  Let me remind you of the obvious, that market returns are extremely volatile in the short run, subjecting our earnings to an unusual degree of uncertainty.

At this time, I’d like to turn the call over to Lew, who will provide his insights on what is in store for us in 2006.  Then, we’ll take your questions.  Lew.

LEW SANDERS, CHAIRMAN, CHIEF EXECUTIVE OFFICER:  Thank you, Jerry.  Now before taking your questions, let me spend just a few minutes and share with you my perspective on the firm’s performance.

I, too, continue to be encouraged by the fundamental trends underway.  Most important, investment returns for our clients, have been good.  The list of key services with substantial performance premiums is impressive.  We believe our competitive position is strengthening,  and as Jerry highlighted, is distinguished not only by good investment results, but by the breadth of our global service suite, and our Style Blend offerings, which few firms can match.

Our organic growth rate has accelerated; and while the rate of growth achieved in a third quarter may be hard to sustain, we believe we’re positioned to grow faster than has been the case for some time.

Profitability is improving, and should remain in a gradual uptrend, if we continue to meet our targets for client returns and if, of course, the capital markets provide a setting conducive to sustained growth.  Now these are always very big “ifs” in our business, especially when measured in the short term and make quarter-to-quarter volatility in our results unavoidable.

We, however, are focused on the long-term.  And on that score, the investments we’ve made in fundamental and quantitative research appear to be bearing fruit; they are improving the quality and range of our services, and elevating our brand equity as thought leaders and as innovators in research.  But there is still more to be done.

The strategic agenda for 2006 is expansive, and I want to highlight a few key initiatives.

On the top of the list is the launch of investment management services for high net worth private clients in the UK.  We believe the time is right for such a move, as the market structure in that country is changing from a local focus dominated by local firms, to a global one.  In this context, we think that our global investment planning and services suite will be seen as highly distinctive.  And our success in the institutional market, where we are now among the largest asset managers in the country, will add considerable credibility to our offering.  Building this business will, of course, take time.  But, it will be time and money well spent, we think in that the local UK market is large, and London itself, a gateway for substantial transnational private investment capital, which we hope to attract as a by-product of this effort.

Given the dimensions of this opportunity and its complexity, we plan to pause in adding additional Private Client offices in the U.S. after the opening of Atlanta, San Diego and Denver in the next several months.  That will take us to 18 offices with an FA force of more than 250 in the U.S.  Although we will cease adding offices for a time, we will nonetheless continue to expand our field force in existing offices, with an increase of 15 percent planned by year end 2006.

Important actions and new product development are also on the agenda for next year. We plan to launch a stand alone currency management service, packaged initially as an alpha generation source, possibly in portable form.  Currency management is a core competency of the firm.  We have considerable intellectual capital in this space, and have an impressive history of performance as an imbedded part of our global Value and Fixed Income products.  The market for currency management services is believed to be in excess of 500 billion as measured by assets under management, so this is a significant opportunity.

We also plan to put high emphasis on our newly launched target-date retirement funds for

401 (k) and IRA investors.  While such funds have been offered by others for some time, as Jerry noted, we believe we have advanced the state of the art in their design, in terms of the asset classes included and the allocation strategy employed.  Target-date funds provide us with a differentiated entry in the DC market heretofore, a secondary focus of the firm.  And we believe that the opportunity is global.  So, we’ll be developing the needed technology to manage target date funds to varying currency references in the new year.

Real estate is also on the product development agenda for next year.  This is a big asset class, quite relevant to the clients we now serve and amenable, we think, to the kind of research we do well.  Today, we manage, about $1.8 billion of real estate-related equity assets in securitized form, and additional assets in CMBS in Fixed Income as part of our multi-sector strategies.  We believe that with enhanced research and quantitative support, we can substantially expand the size and scope of this activity.

Finally, I want to mention our IT initiatives.  IT, information technology, if properly managed, can be a source of competitive advantage, as opposed to merely a means of managing quality and costs.  We view IT in these terms.  Plans for 2006 include a broad range of strategic projects, the most promising of which involves the ability to manage separate accounts on a globally integrated basis for private clients.  While this project will likely extend beyond next year, once in place, it will further distinguish the firm in what we believe will be an area of growing importance.  This is one for you to watch, and we’ll keep you posted on our progress.

And now, for your questions.

OPERATOR:  Thank you.  At this time, I would like to remind everyone, if you would like to ask a question to press star, then the number one on your telephone keypad.  Management has requested that you please limit your initial questions to two, in order to provide all callers an opportunity to ask questions.  We will permit you to return to the queue to ask follow up questions.  It is Alliance Capital’s practice to take all questions in the order in which they are received, and to empty the queue before ending the call.  We’ll pause for just a moment to compile the Q&A roster.  Thank you.  Your first question is coming from Bill Katz with Buckingham Research, please go ahead.

BILL KATZ, BUCKINGHAM RESEARCH:  I apologize for the background noise.  We’re having a fire drill in the building.  Two questions.  First question, Lew, just sort of your last commentary about your strategic initiatives for next year, and maybe even beyond that, how should we be thinking about the investment spend relative to revenue growth over the next 12 to 24 months in light of your commentary?  And assuming a quote unquote market backdrop?

LEW SANDERS:  I think you should anticipate, as both Jerry and I indicated, that we can fund those initiatives and still achieve a gradual improvement in operating margin.

BILL KATZ:  The second question I have is it looks like you had terrific results in Japan.  I was just sort of curious if you could provide maybe a little more detail, the type of product that was, how scalable is that product in Japan and can you take that to other countries?  Or is this sort of just a country specific opportunity?

JERRY LIEBERMAN:  It was our Emerging Market Growth fund that we launched in the Japan space.  This was a home run both in the marketplace, and for the fact that we got onto a new platform, and the performance was great, and it was well received.  But you don’t duplicate billions of dollars like this all around the world.  But this is a global product and we expect to see more fundings from it.

BILL KATZ:  OK.  So should I view this as sort of like a one time offering?  Or are you just sort of in the process now of deepening penetration in a FA sales force?

JERRY LIEBERMAN:  No.  You should look at this as a one time offering.  Although we will continue to get flows in Japan, we expect that we’ll get flows from this product, from this space, in other markets, but not a home run like this.

BILL KATZ:  OK.  Thank you very much.

OPERATOR:  Thank you.  Your next question is coming from Ken Worthington, from CIBC, please go ahead.

KEN WORTHINGTON, CIBC:  Hi, good afternoon.  I wanted to follow up on a Fidelity announcement that it is unbundling research expenses from commissions, and in it’s dealing with Lehman Brothers, will be in the future, assuming the cost of research from its funds.

Alliance Capital has made a number of changes over the last year that add significant benefit to its clients.  If Alliance announced something — announced similar relationships with its brokers, would Alliance’s customers benefit long-term, and is this something that Alliance Capital is considering?

LEW SANDERS:  We are always trying to optimize the results for our clients.  And in that context, deploying our research budgets, both internally and externally to achieve that result.  And the funds that we allocate to purchase external research are very carefully scrutinized.  And we will continue with that policy in the future.

KEN WORTHINGTON:  Would Alliance Capital assume that cost of research from the funds themselves?

LEW SANDERS:  Alliance Capital, as I think you know, has one of the largest research footprints in the asset management industry.  And its continued to invest aggressively in building its scale, scope, accuracy and innovation in that arena.

KEN WORTHINGTON:  OK.  Thank you.

OPERATOR:  Thank you.  Your next question is coming from Mark Constant with Lehman Brothers, please go ahead.

MARK CONSTANT, LEHMAN BROTHERS:  Hi, just a couple of things I wanted to make sure I got it straight.  On the remaining cash management that’s in Fixed Income, you know, the non Retail broker deal stuff, did that materially swing the net — $1.3 billion net flow, positive or negative…

JERRY LIEBERMAN:  No, not at all.

MARK CONSTANT:  OK.  Is it pretty neutral?

JERRY LIEBERMAN:  Yes.  Not at all.

MARK CONSTANT:  OK.

JERRY LIEBERMAN:  And we don’t expect that to be the case going forward.  We don’t expect that to be a swing at all.  That’s going to be very immaterial for us.

MARK CONSTANT:  OK.  Helpful.  And, you mentioned in the institutional discussion that you anticipated significant wins.  I had to jump on a second light, did you quantify any of that along with your guidance this quarter, or no?

JERRY LIEBERMAN:  I didn’t give numbers, but including the emerging market win, we had three, $1 billion plus wins, including the funds in Japan.

MARK CONSTANT:  OK.  I’ll jump back on.  Thanks.

OPERATOR:  Thank you.  Your next question is coming from Cynthia Mayer with Merrill Lynch, please go ahead.

CYNTHIA MAYER, MERRILL LYNCH:  Hi, thanks.  On the higher global international flows, is it your sense that the increase is coming as a result of gains in market share?  Or because of an allocation shift in clients?  And how much of a danger of rebalancing is there if performance continues to be this good?

LEW SANDERS:  Cynthia, I think that you should think of this dominantly as market share.

CYNTHIA MAYER:  OK.  And on the plans that you have for ‘06, just sort of as a follow up to the previous question, if markets were to turn down say 10 percent how flexible would you be on those?  Would you postpone some of those?  Or would you continue with them?

LEW SANDERS:  The company’s cost structure has inherent flexibility built into it.  As you know a very substantial fraction of compensation is a derivative of its profit structure.  As to our investments in programs we think are vital to the long-term interest of client returns, we’re going to stick with them, even in hostile market conditions.

CYNTHIA MAYER:  Great.  Thanks.

OPERATOR:  Thank you.  Once again, as a reminder, if you do have a question, you may press star, then one on your telephone keypad at this time.  Your next question is coming from David Haas, with Fox-Pitt Kelton, please go ahead.

DAVID HAAS, FOX-PITT KELTON:  Hi, good afternoon.  Just a quick question.  You showed some pretty impressive slides on the Growth in the international assets, and international customers.  I was wondering if you could give us a sense for what the unit growth on the account side has been as well.  Clearly, the international markets have risen.

LEW SANDERS:  I think today we’ve provided separates capital market returns, from what is organic growth.  Both were impressive.

DAVID HAAS:  OK.  Second, I guess, in the U.S. Retail business, you cited the strength in the international side for Retail.  But in the U.S. business, can you give us a sense for the excess capacity there?  Is there a fair amount of it?  Or if you’re going to grow that business, do you need to grow the underlying headcount?  Or do you need to do any sort of consolidation of the offices there?

JERRY LIEBERMAN:  I think the consolidation that were needed, we really did over the past two years in regards to both the infrastructure and the headcount.  But with that in place, we think we have significant capacity to take on growth in the business for the foreseeable future.  So we don’t expect any increase in overhead for that franchise going forward.  And we think we have a lot of scalability there, David.

DAVID HAAS:  OK.  Thanks.

JERRY LIEBERMAN:  No problem.

OPERATOR:  Thank you.  We do have a follow up question with Mark Constant, from Lehman Brothers, please go ahead.

MARK CONSTANT:  Hi.  I’m hoping I can get two, again.  One, it seems like the institutional research sort of market share has been a little more volatile the last few quarters, market volumes and pricing issues aside, is that an accurate observation?  Is there a reason for that, is question number one.

LEW SANDERS:  You know, Mark, I don’t know that I would describe the market share as especially volatile.  I actually think that was we witnessed in the third quarter, I think and trust, hope and trust is durable, and is a derivative not only of improved penetration in the research services, but also a reflection of our expanded capabilities in trading.

Finally, we, as you know, have been building market share now, consistently in the UK-based operations, serving customers on the continent as well as in England.

MARK CONSTANT:  OK.  And just a numbers question for, Jerry, if you could just refresh my memory please, how much of that 22 million of the deferred comp benefit actually gets offset this quarter in the computation accruals?  I can’t remember how long the amortization was.

JERRY LIEBERMAN:  Well the vesting period is four years.

MARK CONSTANT:  Four years.

JERRY LIEBERMAN:  Vesting is four years.

MARK CONSTANT:  Straight line?

JERRY LIEBERMAN:  Straight line, pro rata four years.  That’s how the plans work.

MARK CONSTANT:  Perfect, thank you.

JERRY LIEBERMAN:  That’s how the plans work.

MARK CONSTANT:  Thanks.

OPERATOR:  Thank you.  Our final question is a follow up from Bill Katz of Buckingham Research, please go ahead.

BILL KATZ:  The last question was my question.  So no further ones.  Thank you.

VALERIE HAERTEL:  Jeanie, are there any more questions?  Or is that the final?

OPERATOR:  We do have Cynthia Mayer with a follow up question.

VALERIE HAERTEL:  OK.  Thank you.

CYNTHIA MAYER:  … or is there still more of that to go?

LEW SANDERS:  Cynthia, we missed most of that.

JERRY LIEBERMAN:  We missed the whole question, Cynthia.

CYNTHIA MAYER:  OK.  Can you hear me now?

LEW SANDERS:  Yes.

JERRY LIEBERMAN:  Yes.

CYNTHIA MAYER:  Is the full impact of the new Private Client fee structure completely in by now as well as the move to greater use of ECNs or is there still some more of that to go?

LEW SANDERS:  It’s completely in on point A.  And on point B, that will depend on where best execution lies as time passes.  However, the financial significance of additional growth in the ECN venue is diminimus.  Consider that $811 million in third quarter revenues, transaction revenues, amounted to four million across all of the businesses.

CYNTHIA MAYER:  Great.  OK.  Thank you.

JERRY LIEBERMAN:  You’re welcome, Cynthia.

OPERATOR:  There are no further questions.  I’d like to turn the floor back to Valerie, please go ahead for your closing remarks.

VALERIE HAERTEL:  I’d just like to say thank you to everyone for participating on the call.  And if there are any further questions, please feel free to call investor relations.  Thank you and have a Good evening.

OPERATOR:  Thank you.  This does conclude this evening’s Alliance Capital conference call.  You may now disconnect and have a wonderful evening.

END